Exhibit 23


            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Trustmark Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-110066, 333-39786, 333-35889, 333-07141 and 333-74448) on Form S-8 and
(No. 333-104566) on Form S-3 of Trustmark Corporation of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Trustmark
Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Trustmark Corporation.

/s/ KPMG LLP

Jackson, Mississippi
March 11, 2005